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                                                                   EXHIBIT 10.59

              TRADEMARK AND INTELLECTUAL PROPERTY LICENSE AGREEMENT

        This Trademark and Intellectual Property License Agreement (this "Agreement") is made and entered into on this 20th day of July, 2001, by Big Buck Brewery & Steakhouse, Inc., a Michigan corporation, ("Big Buck") and Up North Adventures, Inc., a Michigan corporation ("Up North").

                                   WITNESSETH:

        WHEREAS, Big Buck is the owner of the trademarks, tradenames, service marks, know how, and other intellectual property listed on the attached EXHIBIT A as well as the registrations and applications therefor in the forms set forth in the attached EXHIBIT B (collectively, the "Intellectual Property");

        WHEREAS, Up North is owned by Thomas Zuhl, Trustee of the Thomas Zuhl Revocable Living Trust dated February 20, 2001, Thomas Zuhl, Grantor (the "Trust"); and

        WHEREAS, Big Buck is willing to grant to Up North the right to use the Intellectual Property, subject to the terms and conditions or this Agreement, so that Up North may expand the development of the "Big Buck" concept in the Territory (as defined in Section 2.1), and Up North desires to accept said right.

        NOW, THEREFORE, the parties, in consideration of the mutual agreements contained in this Agreement, the parties agree as follows:

                                   AGREEMENT:

                                    ARTICLE I
                                GRANT OF LICENSE

        1.1 THE LICENSE. Subject to the terms and limitations set forth in this Agreement, Big Buck hereby grants to Up North, and Up North hereby accepts, the exclusive right and license (the "License") to: (i) use and exploit the Intellectual Property and all later developments to the Intellectual Property throughout the Territory (as defined in Section 2.1) in connection with Big Buck's services and products (collectively, the "Products"), (ii) import, sell, and distribute the Products under the Big Buck name, label, and trademarks,
(iii) open and operate Big Buck restaurants in the Territory at location(s) of Up North's choice; and (iv) sublicense (or grant franchise rights) to others the rights granted hereunder.

        1.2 EXCLUSIVE LICENSE. Up North's rights under this Agreement shall be exclusive; provided, however, that in the event Up North shall be in default under this Agreement and have failed to cure the default within thirty (30) days after receipt of written notice from Big Buck, then Big Buck may, by written notice to Up North, declare such rights to be non-exclusive.

        1.3 SUBLICENSE; ASSIGNMENT. The grant of the License includes the right by Up North to grant sublicenses, within the scope of the License, or assign this Agreement to Thomas Zuhl ("Zuhl"), the Trust, or entities wholly owned or controlled by Zuhl or the Trust. Except as provided in this Agreement, the License and Agreement shall be nontransferable and nonassignable without Big Buck's prior written consent. In the event Up North assigns this Agreement to a person or entity other than Zuhl, the Trust, or entities wholly owned or controlled by Zuhl or the Trust, Zuhl shall personally guarantee such person or entity's obligations under this Agreement.

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        1.4  REVERSION OF RIGHTS, RETURN OF DOCUMENTS. Upon the termination or expiration of this Agreement, all rights granted to Up North hereunder shall automatically revert to Big Buck. In addition, upon Big Buck's written request, Up North shall, within a reasonable time after the termination or expiration of this Agreement, return to Big Buck all documents belonging to Big Buck that it has in its possession.

                                   ARTICLE II
                                    TERRITORY

        2.1  TERRITORY DEFINED. "Territory" means the following countries:
Japan, Thailand, Malaysia and Singapore.

                                   ARTICLE III
                              TERM AND TERMINATION

        3.1 TERM. The initial term of this Agreement shall begin on July 20, 2001, and extend for a period of twenty-five (25) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for four (4) successive five (5)-year periods (the "Renewal Terms") unless Up North terminates this Agreement by providing written notice to Big Buck at least sixty (60) days prior to the end of the then term. The Initial Term and the Renewal Terms shall be collectively referred to as the "Term."

        3.2 TERMINATION. This Agreement may be terminated: (i) by either party upon thirty (30) - days written notice to other party if the other party has materially breached this Agreement and has failed to cure such breach within thirty (30) days after receiving notice from the other party, or (ii) as otherwise provided in this Agreement.

                                   ARTICLE IV
                 OWNERSHIP AND USE OF THE INTELLECTUAL PROPERTY

        4.1 NO OWNERSHIP RIGHTS. Up North acknowledges that it is not, and will not become, by virtue of this Agreement the owner of any right, title, or interest in and to the Intellectual Property in any form or embodiment other than pursuant to the License granted hereby.

        4.2 ADVERSE CLAIMS. Up North agrees that it will do nothing inconsistent with Big Buck's ownership of the Intellectual Property and will not claim, or assist any third party in attempting to claim, adversely to Big Buck with regard to such ownership.

        4.3 QUALITY OF PRODUCTS. Up North agrees that the nature and quality of all Products sampled, sold, or otherwise disposed of by it and covered by the Intellectual Property shall conform to the standards set by and under Big Buck's control (the "Quality Standards"). The Quality Standards shall be reasonable and no greater than the quality standards maintained by Big Buck in its restaurant operations.

                                    ARTICLE V
                             AGREEMENTS OF UP NORTH

        5.1 BEST EFFORTS. Up North agrees to use commercially reasonable efforts to promote the Products in the Territory, including displays at major trade shows and distribution of promotional literature.

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        5.2  SCOPE OF LICENSE. The License gives Up North the right to promote, manufacture, distribute, and sell the Products in the Territory. Up North is not authorized to promote, distribute, or sell the Products outside of the Territory, unless it obtains Big Buck's prior written consent. Up North will refer inquiries for the distribution or sale of the Products outside the Territory to Big Buck for follow up, and Big Buck will refer inquires for sales inside the Territory to Up North for follow up.

        5.3 UPDATES. Periodically, at Big Buck's request and upon reasonable notice to Up North, Up North will update Big Buck on matters, including, but not limited to, the following: promotional efforts, sales activity, and brand performance.

                                   ARTICLE VI
                             AGREEMENTS OF BIG BUCK

        6.1 MARKETING MATERIALS. At Up North's request from time to time and upon reasonable notice and frequency, Big Buck will provide Up North with a reasonable number of marketing and promotional literature and materials, including Product samples, t-shirts, uniforms, and other similar items. Up North shall reimburse Big Buck for big Buck's actual cost for such items.

        6.2 OTHER MATERIALS AND INFORMATION. Big Buck shall provide Up North with: (i) its beer and food recipes, menus, Product labels, list of suppliers, training and operations manuals, building guidelines and site/architectural plans, and (ii) any other materials or information that will assist Up North in promoting or distributing the Products and establishing Big Buck franchises in the Territory. Such assistance will include, without limitation, access to Big Buck's architects and other consultants regarding the construction and design of the restaurants' physical structure, access to Big Buck's personnel for reasonable consultation assistance, and access to its suppliers of the Products. In the event any of the materials or information is updated or modified, Big Buck shall promptly notify Up North and furnish Up North with the updated or modified materials or information.

        6.3 REGISTRATIONS. Up North will use its best efforts, at its expense, to obtain the appropriate registrations for all Intellectual Property requiring registration, including, without limitation, trademark registration for the Big Buck name, in Japan. In addition, Up North will undertake such registrations in the other countries of the Territory, on a country-by-country basis, prior to Up North actually opening a Big Buck franchise in the particular country.

                                   ARTICLE VII
                                    MEETINGS

        7.1 REQUESTED MEETINGS. From time to time at either party's request, but not less than once each year, the parties will meet to determine performance objectives as well as other mutual concerns. The parties will hold meetings at least once during each six (6) - month period by telephone for the same purposes.

                                  ARTICLE VIII
                                    ROYALTIES

        8.1 ROYALTY AMOUNT. Upon Up North's opening of a Big Buck restaurant in the Territory (the "Opening Date"), Up North agrees to pay to Big Buck the following percentages of royalties (the "Royalties") in consideration for the rights granted to Up North under this Agreement:

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             8.1.1 FOR THE FIRST TWENTY-FOUR MONTHS AFTER THE FIRST BIG BUCK
RESTAURANT IS OPENED: One and one half (1 1/2 %) percent of Up North's Gross Receipts (as defined in Section 8.2 of the Agreement) for the Products sold in the Territory; and

             8.1.2 FOR THE REMAINDER OF THE TERM OF THIS AGREEMENT AFTER THE EXPIRATION OF THE PERIOD SET FORTH IN SECTION 8.1.1 ABOVE: Two (2 %) percent of Up North's Gross Receipts for the Products sold in the Territory.

        8.2 DEFINITION OF GROSS RECEIPTS. For purposes of this Agreement, "Gross Receipts" means all cash received by Up North for operations relative to the Intellectual Property.

        8.3  PAYMENT OF ROYALTIES. The Royalties shall be paid within forty-five
(45) business days following each Contract Quarter. A "Contract Quarter" as used in this Agreement means each successive period of three (3) calendar months beginning on the first day of the calendar month following the Opening Date. With each Royalty payment, Up North shall render to Big Buck a royalty statement showing Up North's gross receipts such information shall be needed to compute the Royalties.

        8.4 REMITTANCES IN U.S. DOLLARS. All remittances under this Agreement shall be made in United States Dollars, with exchange being made at the exchange rate prevailing on the date of remittance.

        8.5 AUDIT RIGHT. Big Buck and/or its agents will have the right to review Up North's books and records, on reasonable notice are during normal business hours to verify the amounts of any Royalties owed and paid (the "Audit Right"). This Audit Right shall be an annual right, exercisable one time per each twelve (12) month period of the term. The costs incurred in connection with Big Buck's exercise of the Audit Right shall be paid by Big Buck. If, with respect to any royalty period, the audit reveals an understatement in the Royalties due of the greater of Five Thousand United States ($5,000.00) Dollars or ten (10%) percent, however, Up North will then bear Big Buck's reasonable costs incurred in the audit, not to exceed the lesser of Ten Thousand United States ($10,000.00) Dollars or the amount of the shortfall.

        8.6 ATTORNEY FEES. Upon execution of this Agreement and upon approval of Big Buck's lender, Wayne County Employees' Retirement System ("WCERS"), Up North shall pay to Big Buck the sum of One Thousand Five Hundred ($1,500.00) Dollars to cover Big Buck's legal costs incurred in reviewing and negotiating this Agreement

                                   ARTICLE IX
                         REPRESENTATIONS AND WARRANTIES

        9.1 BY BIG BUCK. Big Buck represents and warrants that: (i) it has good title to the Intellectual Property; (ii) has the right to grant the License in accordance with the terms of this Agreement free of any liabilities, charges, liens, restrictions, or encumbrances of any kind; (iii) there is no claim, action, proceeding, or other litigation pending or, to Big Buck's knowledge, threatened with regard to its ownership of the Intellectual Property or which, if adversely determined, would restrict or otherwise interfere in any material respect with Up North's exercise of the License; (iv) in the event it grants to any third party any licenses or rights in the Intellectual Property, it will not take any action or suffer any omission which would adversely affect the existence or validity of the Intellectual Property or conflict with the rights granted to Up North under this Agreement; (v) during the Term, it will not abandon the Intellectual Property, (vi) it is a Michigan corporation, duly organized and validly existing under Michigan law, and has the power and authority to enter into this Agreement and perform all of its

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obligations hereunder; and (vii) its execution, delivery, and performance of this Agreement will not conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, judgment, or decree applicable to it.

        9.2 BY UP NORTH. Up North represents and warrants that: (i) it is a Michigan corporation, duly organized and validly existing under Michigan law, and has the power and authority to enter into this Agreement and perform all of its obligations hereunder, and (ii) to the best of its knowledge, its execution, delivery, and performance of this Agreement will not conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, judgment, or decree applicable to it.

        9.3 SURVIVAL. The parties representations and warranties contained in this Article 9 will survive the execution and delivery of this Agreement.

                                    ARTICLE X
                                 CONFIDENTIALITY

        10.1 CONFIDENTIALITY. Each party shall: (i) keep secret and maintain in confidence all confidential and proprietary information and data of the other party disclosed to it in connection with the performance of its obligations under this Agreement (the "Confidential Information"); (ii) not disclose the Confidential Information to any party other than its respective agents (e.g., employees, attorneys, and consultants) who need to know the Confidential Information in order to assist Big Buck in fulfilling its obligations under this Agreement; (iii) not use the Confidential Information for any purpose other than determining and performing its obligations and exercising its rights under this Agreement; and (iv) take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential Information by any of their respective agents. Measures taken to protect the Confidential Information shall be deemed reasonable if the measures taken are at least as strong as the measures taken by the disclosing party to protect the Confidential Information.

        10.2 PERMITTED DISCLOSURE. Nothing in this Agreement shall prevent Big Buck or Up North or its respective agents from using, disclosing, or authorizing the disclosure of the Confidential Information it receives and which: (i) has been published or is in the public domain, or which subsequently comes into the public domain, through no fault of the receiving party; (ii) prior to receipt under this Agreement was property within the receiving party's legitimate possession or, subsequent to receipt under this Agreement, is lawfully received from a third party having rights therein without restriction of the third party's right to disseminate the Confidential Information and without notice of any restriction against its further disclosure; (iii) is independently developed by the receiving party through persons who have not had, either directly or indirectly, access to or knowledge of the Confidential Information (iv) is disclosed to a third party with the written approval of the party originally disclosing the Confidential Information, provided that the Confidential Information shall cease to be confidential and proprietary information covered by this Agreement only to the extent of the disclosure so consented to; or (v) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, provided that the Confidential Information to the extent covered by a protective order or its equivalent shall otherwise continue to be Confidential Information required to be held confidential for purpose of this Agreement.

        10.3 SURVIVAL. The obligations under Sections 10.1 and 10.2 shall survive, as to any party, until two (2) years following the date of termination or expiration of this Agreement, provided that such obligations shall continue indefinitely with regard to any trade secret or similar information that is proprietary to a party and provides such party with an advantage over its competitors.

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                                   ARTICLE XI
                            THIRD-PARTY INFRINGEMENTS

        11.1 VIOLATION BY THIRD PARTY. If either party becomes aware of any product or activity of any third party that involves infringement or violation of any of the Intellectual Property licensed under this Agreement, it shall notify the other of such violation in writing within thirty (30) days. Up North shall then have the right, for a period of sixty (60) days, to commence litigation to enforce its rights. If Up North does not do so, then Big Buck shall thereafter have the right to take action directed toward settling the controversy or restraining or enjoining such infringement at its own expense. Up North may participate in such action taken by Big Buck at its own expense.

        11.2 JOINT COOPERATION. The parties will reasonably cooperate with the other, at their own reasonable expense, in efforts undertaken by the other to enforce their respective rights. As part of such cooperation, either party may join the other in a lawsuit to enforce such rights. The party joining the other will indemnify the joined party against all expenses of such joinder.

        11.3 EXPENSES OF INFRINGEMENT SUIT. If either Up North or Big Buck elects to bring a suit for infringement, all expenses thereof shall be borne by the party initiating such suit, and all proceeds, after costs of litigation, shall be divided equally between Up North and Big Buck.

                                   ARTICLE XII
                                 INDEMNIFICATION

        12.1 INDEMNIFICATION BY BIG BUCK. Big Buck agrees to indemnify Up North against damages and expenses arising from claims of third parties: (i) that Big Buck does not have the right to grant Up North the rights under this Agreement with respect to the Products or the Products violate or infringe on the publicity, privacy or other rights of such third parties, or (ii) resulting from a breach of its representations and warranties contained in this Agreement.

        12.2 INDEMNIFICATION BY UP NORTH. Up North agrees to indemnify Big Buck against damages and expenses arising from claims of third parties resulting from a breach of its representations and warranties contained in this Agreement, and from any action taken by Up North in connection with exploitation of the Intellectual Property

        12.3 DAMAGES WITH REGARD TO THIRD-PARTY CLAIMS. The damages of either Big Buck or Up North with respect to claims of third parties shall be limited to amounts required to reasonable costs of defense and amounts to be paid to such third parties pursuant to settlement or judgment, and not to lost profits or other amounts incurred.

        12.4 DEFENSE OF CLAIM OR ACTION. The party owing a duty of indemnification shall have the right to control the defense of any claim or action alleging facts which, if true, would give rise to a duty of indemnification.

                                  ARTICLE XIII
                                  MISCELLANEOUS

        13.1 LENDER APPROVAL. Big Buck's execution of this Agreement is contingent upon the approval of its lender, WCERS.

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        13.2 GOVERNING LAW; DISPUTE RESOLUTION. This Agreement will be governed by the laws of the State of Michigan, United States of America. Any disputes arising under this Agreement will be settled by binding arbitration in Troy, Michigan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on such award may be entered in any court of competent jurisdiction in the United States or the Territory. Each of the parties will bear their own costs of arbitration, including attorneys' fees.

        13.3 COMPLETE AGREEMENT. This Agreement is the complete and binding agreement between the parties and supersedes any previous discussions or writings.

        13.4 SEVERABILITY. If any provision of this Agreement is found to be invalid or illegal, the remainder of this Agreement shall continue to be enforceable.

        13.5 FORCE MAJEURE. Neither party shall be liable for any failure to perform its obligations under this Agreement, other than the payment of money, by reason of any event or action beyond its control, including without limitation, labor stoppage, material shortage or unavailability, war, Act of God, or casualty to facilities.

        13.6 NOTICES. All notices and other communications under this Agreement shall be in writing and given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        IF TO BIG BUCK:

        Big Buck Brewery & Steakhouse, Inc.
        Attention.:  William F. Rolinski
        550 S. Wisconsin
        P.O. Box 1430
        Gaylord, Michigan 49734

        With Copy To:

        Honigman, Miller, Schwartz & Cohn
        Attention:  Greg Demars
        2290 First National Building
        Detroit, Michigan 48226

        IF TO UP NORTH:

        Up North Adventures, Inc.
        Attention:  Thomas Zuhl
        4555 Investment Drive, Suite 202
        Troy, Michigan 48098

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        With Copy To:

        Safford & Baker, PLLC
        Attention:  Donald H. Baker, Jr.
        40900 Woodward Avenue, Suite 110
        Bloomfield Hills, Michigan 48304

        13.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed as original. Said counterparts shall constitute one and the same instrument.

        13.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents as of the day and year first written above.

                                   BIG BUCK BREWERY & STEAKHOUSE, INC.

                                   /s/ William F. Rolinski
                                   -----------------------
                                   By  William F. Rolinski
                                   Its President and Chief Executive  Officer

                                   UP NORTH ADVENTURES, INC.

                                   /s/ Thomas Zuhl
                                   ---------------
                                   By Thomas Zuhl
                                   Its President